Exhibit 3.13

CERTIFICATE OF FORMATION

OF

SPECTRUM EASTPORT, LLC

1.             The game of the limited liability company is Spectrum Eastport, LLC.

2.                                      The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Spectrum Eastport, LLC this 23rd day of April, 2003.

/s/ Andrew Stark
Andrew Stark
Authorized Person